Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is entered into as of the 9th day of June, 2023 (the “Effective Date”) by and between Albany Road-Breck Exchange LLC, a Delaware limited liability company (“Lessor”), and APPLIED OPTOELECTRONICS, INC., a Delaware corporation (“Lessee”).

RECITALS

A.                Lessor, as successor-in-interest to ROIB2 Breckinridge, LLC, and Lessee are parties to that certain Lease dated as of November 5 2015, as amended by that certain First Amendment to Lease dated as of October 8, 2018 and that certain Second Amendment to Lease dated as of November 11, 2019 (collectively, the “Existing Lease”), pursuant to which Lessee leases from Lessor certain premises known as Suite 112, containing approximately 6,253 rentable square feet in the building located at 3305 Breckinridge Boulevard, Duluth, Georgia 30096 (the “Building”), as more particularly described in the Existing Lease (the “Existing Premises”).

B.              Lessee desires to lease from Lessor an additional 1,274 rentable square feet of space in Suite 114 of the Building (the “Expansion Premises”). The Expansion Premises are shown on the plan attached hereto as Exhibit A.

C.               Lessor and Lessee have agreed (1) that Lessee shall lease the Expansion Premises upon the terms and conditions set forth in the Existing Lease, as modified pursuant to this Third Amendment, (2) to extend the Term, and (3) to make other revisions to the Existing Lease as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.                 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Lease. The Existing Lease, as amended by this Third Amendment, is hereinafter referred to as the “Lease.”

2.                 Extension of Term. The Term of the Lease is hereby extended for a period of twelve (12) months, commencing on January 1, 2025 and, unless earlier terminated in accordance with the terms and conditions of the Lease, expiring on December 31, 2025. Landlord and Tenant hereby acknowledge and agree that Tenant has no further right or option to extend the term of the Lease.

3.                 Expansion of Premises; Expansion Term. As of July 1, 2023, (i) the Existing Premises will be for all purposes under the Lease expanded to include the Expansion Premises, and (ii) the “Premises” as set forth in the Existing Lease shall include a total of 7,527 rentable square feet in the Building.

4.                 Base Rent. From the Effective Date through and including June 30, 2023, Base Rent for the Existing Premises shall be as set forth in the Existing Lease. Base Rent for the Premises commencing on July 1, 2023 and continuing through and including December 31, 2025 shall be as follows:

Period	Base Rent per RSF	Annual Base Rent	Monthly Base Rent
July 1, 2023 – Dec. 31, 2023	$13.78	$103,722.06	$8,643.51
Jan. 1, 2024 – Dec. 31, 2024	$14.19	$106,833.72	$8,902.81
Jan. 1, 2025 – Dec. 31, 2025	$14.62	$110,038.73	$9,169.89

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5.                 Additional Rent. As of July 1, 2023, for the purpose of calculating CAM Charges, Tax Increase and insurance costs under the Lease, Lessee’s share is 5.21% of the Project.

6.                 Condition of the Premises. Lessee acknowledges and agrees that (i) Lessee is leasing the Expansion Premises in their “AS IS,” “WHERE IS” condition and with all faults, without representations or warranties, express or implied, in fact or by law, (ii) Lessor shall have no obligation to perform any work of construction or repair to render the Expansion Premises fit for use or occupancy, or for Lessee’s particular purposes or to make them acceptable to Lessee, and (iii) Lessor shall not be obligated to provide any rental abatements, improvement allowances or other payments, credits or allowances of any kind with respect to this Third Amendment.

7.                 Advance Base Rent. Simultaneously with its execution and delivery of this Third Amendment, Lessee shall pay to Lessor an amount equal to the full month of Base Rent for the Expansion Premises as of July 1, 2023 ($1,462.98).

8.                 Lessor’s Notice Address. Notwithstanding anything to the contrary contained in the Existing Lease, notices to Lessor shall be sent to:

Albany Road – Breck Exchange LLC

c/o Albany Road Real Estate Partners

201 4th Avenue North, Suite 1250

Nashville, TN 37219

Attention: Asset Manager

9.                 Brokerage. Neither Lessor nor Lessee has dealt with any broker or agent in connection with the negotiation or execution of this Third Amendment other than NAI Brennan Goddard, representing Lessor (the “Broker”). Lessor and Lessee agree to indemnify each other against any costs incurred by the other party (including reasonable attorneys’ fees) if the foregoing representation is untrue. Lessor shall pay any commissions and/or fees that are payable to the Broker with respect to this Third Amendment under the terms of a separate agreement.

10.              Ratification of Lease. Except as amended and modified by this Third Amendment, all the terms, provisions, agreements, covenants and conditions of the Existing Lease are hereby affirmed and ratified. From and after the Effective Date, all references to the “Lease” shall mean the Existing Lease as amended hereby and to the extent that there any inconsistencies between this Third Amendment and the Lease, this Third Amendment shall control. Lessor and Lessee each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Lessor and Lessee further confirm and ratify that, as of the Effective Date, (a) Lessor and Lessee are and remain in good standing and the Lease is in full force and effect, and (b) neither Lessor nor Lessee has any knowledge of claims, counterclaims, set-offs or defenses against the other arising out of the Lease.

11.              Binding Effect/Entire Agreement. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document shall become effective and binding only upon the execution and delivery hereof by both Lessor and Lessee. This Third Amendment, together with Existing Lease, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Third Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Third Amendment may be executed in counterparts all of which taken together shall constitute an original executed document. Delivery of this Third Amendment may be accomplished by electronic facsimile or PDF reproduction (“Electronic Delivery”); if Electronic Delivery is utilized, the original document shall be promptly executed and/or delivered, if requested.

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Third Amendment to be duly executed, under seal, by persons hereunto duly authorized, as of the Effective Date.

LESSOR:

ALBANY ROAD-BRECK EXCHANGE LLC,
a Delaware limited liability company

By: Albany Road REF III Property Manager LLC,
a Delaware limited liability company,
its Manager

By: /s/ Christopher J. Knisley
Christopher J. Knisley, President

LESSEE:

APPLIED OPTOELECTRONICS, INC.,
a Delaware corporation

By: /s/ Stefan Murry
Name: Stefan Murry
Title: CFO

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EXHIBIT A

PLAN OF EXPANSION PREMISE

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